 Exhibit 99.1

China HGS Reports Third Quarter of Fiscal Year 2013 Results -

Revenue and Net Income Up by Over 47% and 77% respectively

HANZHONG, CHINA – August 14, 2013 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the third quarter of fiscal 2013 ended June 30, 2013.

Highlights for the Third Quarter of Fiscal 2013

●	Total revenues for the third quarter of fiscal 2013 were approximately $7.2 million, an increase of 47% from approximately $4.9 million in the same period of fiscal 2012.
●	Total gross floor area (“GFA”) sold during the three months ended June 30, 2013 was 13,287 square meters, more than 11% from 11,947 square meters sold in the same period of fiscal 2012.
●	Net income for the third quarter of fiscal 2013 totaled approximately $2.3 million, representing a 77% increase from the net income of approximately $1.3 million in the same period of fiscal 2012.
●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the third quarter of fiscal 2013 was $0.05, compared to $0.03 for the same period of fiscal 2012.

“We continued to show improved performance over the last year, reflecting a healthy housing demand in the markets we are serving. We have also experienced solid sales activities during this quarter in our pre-sales of the new residential high-rise buildings that are still under constructions. However, due to the full accrual accounting method we are using to recognize revenues, those pre-sale activities are not reflected in our reported revenues. This, combined with reduced sellable inventory levels, has caused our sequential comparison unfavorable,” Mr. Xiaojun Zhu, China HGS’s Chairman and Chief Executive Officer commented.

“Going forward, we will continue to focus on and speed up the construction of our three on-going development projects: Mingzhu Beiyuan, Oriental Pearl Garden, and Yangzhou Pearl Garden. Upon completion of these high-rise residential buildings, our sellable inventory will be replenished, which, we expect, will accelerate the growth of our revenues long term,” concluded Mr. Xiaojun Zhu.

Financial Results for the third Quarter of Fiscal 2013

Revenues increased by 47% to approximately $7.2 million for the third quarter of fiscal 2013 from approximately $4.9 million for the same period of last year. The total GFA sold during the third quarter of fiscal 2013 was 13,287 square meters, representing an increase of 11% from 11,947 square meters sold for the third quarter of fiscal 2012. During the third quarter of fiscal 2013, the Company completed and delivered one high-rise building in Yangzhou Pearl Garden project and recognized approximately $2.7 million in revenue from the sold units in this building.

Gross profit was approximately $3.1 million for the third quarter of fiscal 2013 as compared to approximately $1.9 million for the same period of last year. The overall gross profit as a percentage of real estate sales before sales tax was 43.7%, increased from 38.2% for the same quarter of last year due to higher sales of higher margin commercial units in both Mingzhu Garden and Yangzhou Pear Garden projects during this quarter.

Total operating expenses increased by 58.7% to approximately $0.7 million for the third quarter of fiscal 2013 from approximately $0.5 million for the same period of last year. The increase in operating expenses consisted of an increase in selling expense and general and administration expenses, mainly attributable to more promotions, sales commission, consulting, marketing and real estate development activities as well as higher executive compensation, taxes and office expense. As a percentage of total sales, the operating expenses slightly increased to 10.1% for this quarter from 9.4% for the same quarter of last year.

The Company reported net income of approximately $2.3 million for the third quarter of fiscal 2013, as compared to net income of approximately $1.3 million for the same period of last year. The increase of approximately $0.9 million in our net income was primarily due to the increases in revenue and gross profit.

As of June 30, 2013, the Company had total cash and restricted cash balance of approximately $4.1 million, increased by approximately $1.9 million compared to approximately $2.2 million cash and restricted cash balance as of September 30, 2012. Since most of our customers are first-time home buyers and our affordable housing units are in the pre-sales stage, we expect our cash flow will continue improving during the balance of fiscal 2013.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong, President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30	September 30
	2013	2012
Current assets:
Cash	$2,888,796	$1,104,686
Restricted cash	1,244,516	1,080,985
Accounts receivable	2,507,409	-
Advances to vendors	1,088,969	2,566,422
Loans to outside parties, net	977,196	20,957
Real estate property development completed	12,781,082	19,534,088
Real estate property under development	3,866,508	8,590,275
Other current assets	297,674	171,863
Total current assets	25,652,150	33,069,276
Property, plant and equipment, net	993,523	1,037,080
Real estate property development completed, net of current portion	5,437,809	6,691,813
Security deposits for land use right	11,082,178	22,894,698
Real estate property under development, net of current portion	108,911,490	56,021,787
Total Assets	$152,077,150	119,714,654
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,007,469	$3,828,880
Other payables	1,872,648	1,213,394
Construction deposits	301,677	301,318
Customer deposits	5,220,783	11,597,422
Shareholder loan	1,810,000	1,810,000
Accrued expenses	2,642,683	2,305,086
Taxes payable	4,890,993	4,336,458
Total current liabilities	29,746,253	25,392,558
Construction deposits, net of current portion	1,045,952	864,259
Customer deposits, net of current portion	30,009,838	17,743,993
Total liabilities	60,802,043	44,000,810
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
June 30, 2013 and September 30, 2012	$45,050	$45,050
Additional paid-in capital	17,757,949	17,750,337
Statutory surplus	6,549,354	6,549,354
Retained earnings	58,432,571	44,894,229
Accumulated other comprehensive income	8,490,183	6,474,874
Total stockholders' equity	91,275,107	75,713,844
Total Liabilities and Stockholders' Equity	$152,077,150	$119,714,654

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Real estate sales	$7,174,974	$4,882,304	$37,561,349	$10,262,731
Sales tax	(489,971)	(297,536)	(2,349,413)	(667,020))
Cost of real estate sales	(3,549,401)	(2,718,411)	(18,057,656)	(4,739,640))
Gross profit	3,135,602	1,866,357	17,154,280	4,856,071
Operating expenses
Selling and distribution expenses	184,518	88,326	643.526	170,199
General and administrative expenses	542,836	369,969	2,221,352	1,183,614
Total operating expenses	727,354	458,295	2,864,878	1,353,813

Operating income	2,408,248	1,408,062	14,289,402	3,502,258

Interest income	-	2,013	-	16,013
Interest (expense)	(18,100)	(18,100)	(54,300)	(54,300)
Other income (expenses) - net	(319)	12,613	7,640	12,613
Income before income taxes	2,389,829	1,404,588	14,242,742	3,476,584

Provision for income taxes	127,284	71,259	704,400	167,542
Net income	$2,262,545	$1,333,329	$13,538,342	$3,309,042

Other comprehensive income
Foreign currency translation adjustment	$1,337,601	$61,848	$2,015,309	$866,297

Comprehensive income	$3,600,146	$1,395,177	$11,553,651	$4,175,339

Basic and diluted income per common share
Basic	$0.05	$0.03	$0.30	$0.07
Diluted	$0.05	$0.03	$0.30	$0.07

Weighted average common shares outstanding
Basic	45,050,000	45,050,000	45,050,000	45,050,000
Diluted	45,115,382	45,050,000	45,115,382	45,050,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine months ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$13,538,342	$3,309,042
Adjustments to reconcile net income to net cash provided by (used in )
operating activities:
Depreciation	67,151	63,572
Stock Based Compensation	7,612	21,093
Changes in assets and liabilities:
Restricted cash	(136,176)	(246,873))
Accounts receivable	(2,474,262)	-
Advances to vendors	1,517,734	4,084,292
Loans to outside parties	(943,110)	1,083,510
Real estate property development completed	8,512,382	(8,068,104)
Real estate property under development	(33,833,410)	691,386
Other current assets	(120,144)	(132,172))
Security deposits for land use rights	-	(11,693,808)
Accounts payables	8,968,016	(4,639,102)
Construction Deposits	152,481	43,755
Other payables	622,260	679,934
Customer deposits	5,127,523	7,965,987
Accrued expenses	282,239	(4,130)
Taxes payable	446,139	(277,728)
Net cash provided by (used in) operating activities	1,734,777	(7,119,346)
Cash flow from financing activities
Proceeds from shareholder loan	-	3,142,332
Repayment of shareholder loan	-	(3,142,332)
Net cash provided by financing activities	-	-
Effect of changes of foreign exchange rate on cash	49,333	79,548
Net increase (decrease) in cash	1,784,110	(7,039,798)
Cash, beginning of period	1,104,686	8,837,795
Cash, end of period	$2,888,796	$1,797,997
Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$243,474	$24,137
Non Cash transaction::
Transfer of security deposit for land use rights to real estate
under development	$12,589,971	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements